UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 14, 2023

MachTen, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-56553	92-3979418
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1516 Barlow Street, Suite D, Traverse City, MI	49686
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 642-4227

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 4.01	Change in Registrant’s Certifying Accountant.

(a) Dismissal of independent registered public accounting firm

On November 8, 2023, the Board of Directors of MachTen, Inc. (the “Company”) dismissed BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm, effective Tuesday November 14, 2023, in anticipation of the appointment of FORVIS, LLP (“FORVIS”) as the Company’s new independent registered public accounting firm as discussed below. The decision to change the Company’s independent registered public accounting firm from BDO to FORVIS was unanimously approved by the Board.

The reports of BDO on the consolidated financial statements of the Company for the fiscal years ended December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2022 and the subsequent interim periods through September 30, 2023, there was no “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for such periods. During the fiscal year ended December 31, 2022 and the subsequent interim periods through September 30, 2023, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, other than the continuing material weakness in the Company’s internal controls over financial reporting previously reported. The material weakness was identified during the 2022 audit, and relate to lack of effective controls over the financial reporting process and insufficient information technology general controls in the areas of logical security access in certain financially relevant systems.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided BDO with a copy of the disclosures contained in this Item 4.01 of this Form 8-K and requested that BDO furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements contained herein. A copy of BDO’s letter, dated November 14, 2023, is filed as Exhibit 16.1 to this Form 8-K.

(b) Appointment of independent registered public accounting firm

As discussed above, the Committee appointed FORVIS as the Company’s new independent registered public accounting firm effective as of November 13, 2023.

During the Company’s two most recent years ended December 31, 2022 and December 31, 2021, neither the Company nor anyone on its behalf consulted FORVIS regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that FORVIS concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v), respectively. The Board has authorized BDO to respond fully to all inquiries of FORVIS.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2023, the Board of Directors of MachTen, Inc. (the “Company”) accepted the resignation of Stephen J. Moore as the Company’s Interim Chief Financial Officer.  Stephen assumed the role of Interim CFO as part of a transition plan to ensure continuity prior to, during, and immediately after the spin-off of the Company from LICT Corporation. Stephen remains Vice President of Finance with LICT Corporation.

Also on November 14, 2023, the Board announced that it had appointed Bridget Betcher to the role of Chief Accounting Officer. Bridget has been serving as a consultant to the Company since July 2023, and has been instrumental in establishing financial controls and procedures.

For the last 24 years, Bridget has provided public accounting, audit, compliance, rate design, regulatory and governance reporting, and consulting services for the broadband and telecommunications industries. From 2003 to June 2021, Bridget managed the financial and regulatory operations of a large tele-communications cooperative (with approximately 30,000 access lines) and its related companies.  During her tenure as a Chief Financial Officer she was involved in strategic planning, financial forecasting, budgeting, regulatory reporting, loan and grant applications, and internal control reviews. Bridget served two terms as President of her state Telecommunications Accounting Association, is a licensed CPA in Tennessee and holds professional memberships in the American Institute of Certified Public Accountants (AICPA) and the Tennessee Society of CPAs (TSCPA).

Item 8.01	Other Events.

On November 13, 2023, the Company issued a press release related to its third quarter earnings. A copy is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are being filed herewith:

Exhibit No.	Description

16.1	Letter from BDO dated November 14, 2023.

99.1	Press Release dated November 13, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACHTEN, INC.

Dated: November 14, 2023	By:	/s/ Daniel M. Miller
		Name:	Daniel M. Miller
		Title:	Chairman and Chief Executive Officer